NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports Earnings for Q3 2024

DALLAS (November 7, 2024) -- Transcontinental Realty Investors, Inc. (NYSE:TCI) is reporting its results of operations for the three months ended September 30, 2024. For the three months ended September 30, 2024, we reported net income attributable to common shares of $1.7 million or $0.20 per diluted share, compared to a net income of $4.5 million or $0.52 per diluted share for the same period in 2023.

Financial Highlights

•Total occupancy was 79% at September 30, 2024, which includes 95% at our multifamily properties and 48% at our commercial properties.
•On July 10, 2024, we replaced the existing loan on Forest Grove with a $6.6 million loan that bears interest at SOFR plus 1.85% and matures on August 1, 2031.
•On October 18, 2024, we completed a 45,000 square foot lease at Stanford Center. This is the first new lease at the property following our major renovation of the property. The new lease provides a 14% increase in occupancy to the property and a 20% increase in rent per square foot over recent expired leases at the property. The lease is expected to commence in April 2025.
•On October 21, 2024, we obtained a $27.5 million construction loan to finance the development of a 234 unit multifamily property in Dallas, Texas ("Mountain Creek") that is expected to be completed in 2026 for a total cost of approximately $49.8 million. The construction loan on Mountain Creek bears interest at SOFR plus 3.45% and matures on October 20, 2026.

Financial Results

Rental revenues decreased $0.8 million from $11.8 million for the three months ended September 30, 2023 to $11.1 million for the three months ended September 30, 2024. The decrease in rental revenue is primarily due to a decrease in occupancy at our commercial properties. We expect occupancy to improve in the fourth quarter due to our recently completed 45,000 square foot lease at Stanford Center.

Net operating loss decreased $0.1 million from $1.8 million for the three months ended September 30, 2023 to $1.7 million for the three months ended September 30, 2024. The decrease in net operating loss is primarily due to a decrease in general and administrative expenses.

Net income attributable to the Company decreased $2.7 million from $4.5 million for the three months ended September 30, 2023 to $1.7 million for the three months ended September 30, 2024. The decrease in net income is primarily attributed to a decrease in interest income.

About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Rental revenues	$11,074	$11,838	$33,541	$34,236
Other income	533	687	1,738	2,216
Total revenue	11,607	12,525	35,279	36,452
Expenses:
Property operating expenses	6,989	7,443	20,247	20,580
Depreciation and amortization	3,120	3,313	9,429	9,615
General and administrative	1,223	1,432	3,898	7,836
Advisory fee to related party	1,944	2,112	5,789	6,282
Total operating expenses	13,276	14,300	39,363	44,313
Net operating loss	(1,669)	(1,775)	(4,084)	(7,861)
Interest income	5,917	9,676	17,244	26,998
Interest expense	(2,075)	(1,902)	(5,806)	(7,415)
Gain on foreign currency transactions	—	—	—	993
Loss on early extinguishment of debt	—	—	—	(1,710)
Equity in income from unconsolidated joint venture	283	85	827	798
Gain on sale or write down of assets, net	—	—	—	188
Income tax provision	(546)	(1,322)	(1,818)	(2,638)
Net income	1,910	4,762	6,363	9,353
Net income attributable to noncontrolling interest	(203)	(311)	(609)	(855)
Net income attributable to the Company	$1,707	$4,451	$5,754	$8,498
Earnings per share
Basic and diluted	$0.20	$0.52	$0.67	$0.98
Weighted average common shares used in computing earnings per share
Basic and diluted	8,639,316	8,639,316	8,639,316	8,639,316